SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2008

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December 19, 2007

To Our Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 24, 2008, at 12:00 p.m. at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2008 Annual Meeting of Shareholders and Proxy Statement.

In addition to the proxy statement, you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2007. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2007 Annual Report on Form 10-K, you can read it from the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the proxy statement for more details. Returning the proxy or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William C. Markley, III Senior Vice President, General Counsel and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	12:00 p.m. on Thursday, January 24, 2008

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, CA 91105

ITEMS OF BUSINESS

1.      To elect three directors to hold office until the 2011 annual meeting;

2.      To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2008; and

3.      To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on Friday, December 14, 2007, will be entitled to vote at the Annual Meeting and any adjournment thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

These proxy materials are being provided to you in connection with the 2008 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. This proxy statement, the accompanying proxy card or voter instruction card, and the Company’s 2007 Annual Report on Form 10-K were first mailed to shareholders on or about December 21, 2007. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Jacobs Engineering Group Inc. (the “Company”) is soliciting your vote in connection with the 2008 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of three directors to hold office until the 2011 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2008; and

3.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

1.	For the election of John P. Jumper, Linda Fayne Levinson, and Craig L. Martin as directors; and

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2008.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 14, 2007 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 121,145,808 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters, and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and ratify the Company’s independent registered public accounting firm?

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions are not counted for purposes of the election of directors.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

How Do I Vote by Proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this proxy statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Noel G. Watson, Craig L. Martin, and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Certificate of Incorporation and Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2009, 2010, and 2008, respectively. Currently, Class I has three directors, Class II has four directors, and Class III has four directors.

The nominees for Class III are to be voted upon at this Annual Meeting. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors, unless you mark the proxy or voting instruction card in such a manner as to withhold authority to vote. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated John P. Jumper, Linda Fayne Levinson, and Craig L. Martin, all of whom are incumbent directors, for election as Class III directors for three year terms expiring at the 2011 annual meeting.

Dr. Dale R. Laurance, currently a Class III director, has advised the Board of Directors that he wishes to retire from the Board and does not wish to stand for re-election at the Annual Meeting. Dr. Laurance’s contributions to the Company were many and are greatly appreciated. As a result, following the Annual Meeting, the Board of Directors will have one vacancy. The Nominating and Corporate Governance Committee is in the process of identifying a well-qualified candidate to fill the vacancy.

Please see “The Board of Directors and Its Committees”, below, for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

As discussed above, directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions are not counted for purposes of election of directors.

The Board of Directors recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Board of Directors, with the concurrence of the Audit Committee of the Board of Directors, has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 30, 2008, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by the holders of a majority of the shares represented at the Annual Meeting, or if prior to the Annual Meeting, Ernst & Young should decline to act or become incapable of acting as the Company’s independent registered public accounting firm, or if its selection should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2009 annual meeting.

The Board of Directors recommends that you vote FOR the

ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year

ending September 30, 2008

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, Human Resource and Compensation, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Term limits for directors;

•	Limiting the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of the President and Chief Executive Officer (“CEO” ) and other management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Presiding Director;

•	The requirement that the performance of the Executive Chairman and CEO be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Board of Directors;

•	Corporate Policies Concerning Business Conduct; and

•	Code of Ethics for the CEO and Senior Financial Officers.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely link the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board.

Several years ago, as part of the Company’s continued efforts to align the financial interests of the Company’s executives with those of the shareholders, the Company established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to five times their base salary, depending upon their position in the Company. The guideline for the CEO is five times his base salary. The guideline for the Executive Vice Presidents is three times base salary and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions.

Committee Charters

The Board of Directors has adopted formal charters for each of its standing Committees:

•	The Audit Committee;

•	The Human Resource and Compensation Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each of the Committees in relation to the Committees’ roles in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Codes of Ethics, Committee Charters and the other corporate governance materials described above are accessible by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for Board of Directors, the Company’s Code of Ethics for the CEO and Senior Financial Officers, the Company’s Corporate Policies Concerning Business Conduct and the Charters of the Audit Committee, Human Resource and Compensation Committee, and Nominating and Corporate Governance Committee to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ business experience. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2007 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

General John P. Jumper (USAF Retired), Director. General Jumper, age 62, retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute. General Jumper currently serves on the Board of Directors of the following publicly traded companies: Goodrich Corporation; SAIC, Inc.; Somanetics Corporation; and TechTeam Global, Inc. He also serves on several non-profit and charitable boards.

	III	2007

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 65, is Chair of the Board of Connexus Corporation, a privately held online marketing platform that connects advertisers with their target customers. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Fayne Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of DemandTec, Inc., Ingram Micro, Inc., NCR Corporation and The Western Union Company.

	III	1996

Craig L. Martin, President, Chief Executive Officer and Director. Mr. Martin, age 58, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006 .	III	2002

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 59, is President, Chief Operating Officer and a Director of Sanmina-SCI Corporation, a leading electronics contract manufacturer. From 2004 to 2007 he was the President, a Member of the Office of the Chief Executive Officer and a Director of Form Factor Inc., a global leader in advanced semiconductor wafer probe card technology. Mr. Bronson was previously Executive Vice President and Chief Financial Officer of Applied Materials, Inc., a worldwide supplier of products and services to the global semiconductor industry and a leading information infrastructure provider. Mr. Bronson had been employed by Applied Materials from 1984 to 1989 and from 1990 to October 2004. Mr. Bronson held the position of Corporate Controller for Applied Materials from 1984 to 1989, the position of Chief Financial Officer from January 1998 to his departure and was Executive Vice President since December 2000. From 1989 to 1990, Mr. Bronson served as Vice President and Chief Financial Officer of Stardent Computer. From 1979 to 1984, Mr. Bronson was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. Mr. Bronson currently serves on the Board of Directors of Maxim Integrated Products, Inc.

	I	2003

The Hon. Thomas M. T. Niles, Director. Mr. Niles, age 68, is Vice Chairman of United States Council for International Business (USCIB), a company working with its international affiliates to promote open markets and freer trade around the world. He was President of USCIB from 1999 to 2005. Mr. Niles was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993) and Ambassador to Greece (1993-1997).	I	2003

Noel G. Watson, executive Chairman of the Board and Director. Mr. Watson, age 71, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002.	I	1989

Robert C. Davidson, Jr., Director. Mr. Davidson, age 62, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College, Fulcrum Venture Capital Corporation, Cedars-Sinai Medical Center, Broadway Federal Bank, f.s.b., and the University of Chicago Graduate School of Business Advisory	II	2001

Edward V. Fritzky, Director. Mr. Fritzky, age 57, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Boards of Geron Corporation and SonoSite, Inc.

	II	2004

Name and Experience	Class	Director Since
Robert B. Gwyn, Director. Mr. Gwyn, age 68, is retired. Mr. Gwyn was a Managing Director of Amaryn Group, a private investment company, from 1994 until 1998. He was President, Chief Executive Officer and Chairman of the Board of Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses from 1990 until 1994.	II	1995

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 72, is retired. From 1987 to 1989, he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. He was the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops and manufactures automated security, energy and other control systems for homebuilders and installers, from 2000 to 2007. Admiral Montoya serves as a member of the Boards of TEC, Inc., Brown and Caldwell Engineers, and SmartSystems Technologies.

	II	2002

Meetings of the Board of Directors

In addition to the seven regularly held meetings during fiscal 2007, the Board of Directors held an additional eighth meeting. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that all directors attend the annual meetings of shareholders. All of the directors attended the 2007 annual meeting, except Dr. Dale Laurance.

It has been the policy of the Board of Directors to hold seven regularly scheduled meetings and executive sessions of non-management directors without management present at such meetings. However, beginning in 2008 the number of regularly scheduled meetings will be reduced to six. Additional meetings of the Board of Directors and executive sessions of non-management directors may be held from time to time as the Board of Directors deems necessary or desirable. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the presiding director for two consecutive years. Currently, Mr. Joseph Bronson, Chair of the Audit Committee, is the presiding director. On January 24, 2008 following the Annual Meeting, the Chair of the Human Resource and Compensation Committee will begin serving as the presiding director. The Chair of the Nominating and Corporate Governance Committee will begin serving as the presiding director beginning at the 2009 annual meeting.

During fiscal year 2007, the non-management members of the Board of Directors met in executive sessions without management present at all seven of the regularly held meetings of the Board. The Board of Directors expects to continue the practice of non-management directors meeting in executive sessions without management present at all regularly scheduled Board Meetings held in fiscal year 2008.

Compensation of Directors for Fiscal 2007

The Company pays non-management directors a cash retainer in the amount of $50,000 per year, plus a fee of $1,500 for each meeting of the Board and each Committee on which they serve that they attend. In addition, each non-management director would normally receive an annual award of 1,000 restricted stock units or 1,000 shares of restricted stock pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the “1999 Outside Director Plan”). Pursuant to the terms of that plan, prior to the 2 for 1 stock split on March 15, 2007, each non-management director receives an option to purchase 4,000 shares of common stock on the first day of the month following the date he or she is first elected to the Board (this option grant is referred to in the 1999 Outside Director Plan as the “appointment grant”), and an option to purchase 2,500 shares of common stock on the first day of March of each year (this option grant is referred to in the 1999 Outside Director Plan as the “annual grant”). In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both appointment grants and annual grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s directors during fiscal 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Joseph R. Bronson	$74,000	$73,595		$147,595
Robert C. Davidson, Jr.	68,000	73,595		141,595
Edward V. Fritzky	72,500	73,595		146,095
Robert B. Gwyn	74,000	73,595		147,595
John P. Jumper	34,000	117,752	(3)	151,752
Dale R. Laurance	68,000	73,595		141,595
Linda Fayne Levinson	68,000	73,595		141,595
Benjamin F. Montoya	68,000	73,595		141,595
Thomas M.T. Niles	69,500	73,595		143,095

(1)	Represents fees paid (or credited) during fiscal 2007.
(2)	Represents the expense recognized for financial statement reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) in fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment (“SFAS 123R”) for stock options granted under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as Amended and Restated (the “1999 Stock Incentive Plan”). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2007 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	In accordance with the terms of the 1999 Outside Director Plan and as discussed above, General Jumper received an appointment grant of stock options, and all other Directors received an annual grant of stock options.

Independence of Directors

As discussed above, the Board of Directors has adopted Independence Guidelines, which are attached hereto as Annex A. The Board of Directors has affirmatively determined that the following directors are, or until their resignation were, independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines: Ms. Fayne Levinson, Dr. Laurance and Messrs. Bronson, Davidson, Fritzky, and Gwyn, Ambassador Niles, General Jumper, and Admiral Montoya. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated these tests. In addition, as further required by the NYSE’s listed company manual, the Board has made an affirmative determination that, other than in respect of their positions as directors and as described below in respect of Admiral Montoya, no relationship, whether immaterial or material, exists between any independent director and the Company. Admiral Montoya is the Chairman of the Board of Trustees of the CEC/Seabee Historical Foundation, a charitable organization to which the Company has made two cash contributions of $10,000 each. After a review of the facts, using its business judgment, the Board affirmatively determined that this relationship does not compromise Admiral Montoya’s independence.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual and are “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are “audit committee financial experts” under Item 401(h) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2007, the Audit Committee held eight meetings. The members of the Audit Committee are Messrs. Bronson (Chair), Fritzky, and Gwyn. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The Human Resource and Compensation Committee (the “HR&C Committee”) establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2007, the HR&C Committee held five meetings. The members of the HR&C Committee are Dr. Laurance (Chair) and Mr. Davidson and Admiral Montoya. However, following the completion of the Annual Meeting, on January 24, 2008, in connection with

Dr. Laurance’s retirement as a director, Admiral Montoya will assume the Chair of the Human Resource and Compensation Committee.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Board considers in locating qualified candidates to serve as directors include education, professional and academic affiliations, industries served, length of service, positions held, geographies served, and diversity. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair, the executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election by the Company’s shareholders. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s web site at www.jacobs.com or upon written request, as described below under “Annual Report, Financial and Additional Information.” The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2007 the Nominating and Corporate Governance Committee held five meetings. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), General Jumper, and Ambassador Niles.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees conduct periodic individual performance reviews of directors on their respective Committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (i) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board; and (ii) if the shareholder does not request that the communication be sent to the Board, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder or employee who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder or employee who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•

By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2007 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, and has discussed with Ernst & Young their independence relative to the services they provide.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the SEC.

Joseph R. Bronson (Chair)

Robert B. Gwyn

Edward V. Fritzky

AUDIT AND NON-AUDIT FEES

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2007	2006
Audit fees	$4,906,600	$4,710,300
Audit related fees	482,000	901,400
Tax fees	626,400	408,800
All other fees	0	0

Total	$6,015,000	$6,020,500

Audit Fees—Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees—Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees—Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Human Resources and Compensation Committee (“HR&C Committee”) of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Notice of 2008 Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”). The Board has approved that recommendation.

DALE R. LAURANCE, Chair

ROBERT C. DAVIDSON, JR.

BENJAMIN F. MONTOYA

Overview

On behalf of the Board of Directors, the HR&C Committee establishes, recommends, and governs all compensation and benefits policies and actions for the Named Executive Officers (“NEOs”), as defined below under “Executive Compensation—2007 Summary Compensation Table”, and other elected executive officers including individual components of total compensation, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly, or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

Compensation Philosophy

The Company is engaged in the delivery of engineering, design, architecture, technology, operations, maintenance, and construction services to customers located throughout the world. The Company employs more than 54,000 people located in 21 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn provides superior returns to its shareholders through profitable growth and fosters mutually rewarding relationships with its employees who deliver value to customers and shareholders. Therefore, the Company’s executive compensation program design promotes recruitment and retention of key employees with exceptional abilities and motivates performance critical to the success of the Company. In view of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. Because significant differences in compensation between executives within a key group of executives can negatively affect retention, the Company limits the variability of compensation within each group and provides retention-enhancing features in its programs.

Within these limitations, the amount and type of compensation awarded to executives must be fair and reflect the individual’s responsibility, experience, and contribution. The intent is to provide a strong link between pay and Company performance and, with respect to executives, to link a significant portion of compensation to incentives tied directly to the value of the Company’s common stock. The Company and the HR&C Committee’s philosophy is to establish executive compensation programs that reward superior performance, have consequences for underperformance, and are attractive when compared to competing companies. In addition, executives have meaningful ownership interest in the Company and the HR&C Committee regularly reviews their holdings against executive ownership guidelines. The key elements of the Company’s program include base salary, annual cash incentives, equity-based compensation, and benefits. The Company’s compensation philosophy is designed to:

•	Enable the Company to attract, motivate, and retain highly-qualified executives by offering competitive compensation;

•	Reward executives for superior performance through a performance-based cash incentive bonus program that places a substantial component of pay at risk based on the Company’s financial results;

•	Provide retention and future performance incentives through the use of long-term equity-based incentives and mandatory bonus compensation deferral vehicles;

•	Encourage executives to have an equity ownership in the Company; and

•	Align the interests of the Company’s executives with shareholders’ interests.

Independent Consultant

The HR&C Committee directly retains the services of independent consultants and other experts it deems necessary to assist in fulfilling its responsibilities. During fiscal year 2007 the HR&C Committee engaged the services of George B. Paulin of Frederic W. Cook & Co., Inc (“independent consultant”) to review and provide recommendations concerning all of the components of the Company’s executive compensation, including base pay, incentives, perquisites, benefits and long-term equity based awards. The independent consultant serves as an objective, third-party counsel on the reasonableness of compensation levels in comparison with those of other similarly situated companies, and on the appropriateness of the Company’s compensation program structure in supporting the Company’s business objectives.

Role of Management

The Company’s President and Chief Executive Officer, Craig Martin, believes that executive compensation plays an important role in aligning and motivating the executive team to achieve the Company’s objectives. Working with the HR&C Committee he ensures that the design of executive compensation is conservative, cost-competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the top 200 most highly compensated employees to ensure consistency of compensation for all key employees.

The HR&C Committee solely makes decisions regarding the compensation of the executive Chairman and of the President and Chief Executive Officer. The President and Chief Executive Officer provides information and makes recommendations regarding other executives to assist the HR&C Committee with the design and delivery of compensation and benefit programs pursuant to its Charter. The Company’s Executive Vice President, Finance and Administration and The Senior Vice President, Global Human Resources oversee the administration of the executive compensation matters within the framework established by the HR&C Committee.

Assessing Compensation Competitiveness Compensation

The HR&C Committee annually compares each element of compensation with a comparative group of companies using the 25th through 75th percentile for that group, although the HR&C Committee does not have predetermined targets for compensation as compared to the industry peer group it uses. The independent consultant engaged during 2007 utilized comparative data from a comprehensive database developed by Towers Perrin and its own survey information. The Company’s practices were compared to an industry peer group of direct competitors, where the Company generally falls in the top quartile of revenue, net income, and market capitalization in the group. Competitive pay was also compared to general industry companies of similar size from the Towers Perrin database. The industry peer group provides information regarding the competitive pay structure of the Company’s direct competitors, while the general industry group provides information regarding the competitive pay structure of companies of size and complexity with whom the Company competes for talent. The companies comprising the 2007 industry peer group are:

Fluor Corporation	CH2MHill Corporation

AMEC PLC	Foster Wheeler Ltd.

SAIC	Washington Group

Shaw Group Inc.	Chicago Bridge & Iron

URS Corporation	Granite Construction

In 2007, the independent consultant reviewed the Company’s executive compensation program with respect to its effectiveness in supporting the Company’s business strategy, including the current business and regulatory environment, the program’s conformity with corporate governance considerations, and recent accounting, tax, and disclosure requirements. Findings by the independent consultant are that the Company’s executive compensation program is both reasonable and appropriate and, compared to other similar organizations:

•	The Company has more focus on internal equitability within the Company than on competitive pay data;

•

The structure of the Company’s annual bonus plan, use of options for long-term incentives, and absence of entitlement-oriented pay such as SERPs and perquisites aligns appropriately with the pay-for-performance philosophy; and

•	The Company’s strong internal career development and selection process fosters retention and effectively augments traditional compensation.

In conducting its review, the independent consultant also provided data on competitive pay practices.

Executive Compensation Components and Establishing Executive Compensation

The Company’s executive compensation program includes the following elements: base salary; medium-term cash incentive compensation; long-term equity incentive compensation; and employee benefits.

Base Salary — In setting executive officer base salaries for fiscal 2007, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself, the HR&C Committee’s own evaluation of the individual performance of the executives against the goals established for the Company, and information compiled by the independent consultant regarding prevailing salaries for executives being offered by companies in the industry peer and general industry groups. Factors influencing the base salary decision for each executive include individual performance and contribution, level of responsibility, tenure, competencies, and competitive conditions. The HR&C Committee established the CEO’s base salary for 2007 in the same manner as the base salaries of the executive officers including its own evaluation of his performance and information compiled by the independent consultant. Given the excellent performance of the Company and the HR&C Committee’s conclusion that the individual performance of the CEO and the other NEOs was uniformly good, pay differences were based largely on relative levels of responsibility and tenure in their respective roles. Base compensation paid to the CEO and to each of the other NEOs was at or below the 50th percentile of the industry peer group.

Incentive Compensation — The CEO, other NEOs, other elected officers, and key employees of the Company participate in the Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the “Incentive Bonus Plan”). The purpose of the Incentive Bonus Plan is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives.

Each year the HR&C Committee reviews and approves the Incentive Bonus Plan structure. Currently, under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). No amount is accrued into the bonus pool unless and until the Company’s consolidated pre-tax, pre-bonus earnings (“earnings”) exceed the floor. When earnings exceed the floor, the bonus pool accrues at 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The hurdle rate is established based upon the HR&C Committee’s judgment of what would constitute a reasonable base return on the equity of the Company, taking into account economic and market conditions at the time and considering competitive pay practices as reported by the independent consultant. The HR&C Committee also considers the effects of changes in accounting standards when establishing the hurdle rate to ensure that the bonus pool does not increase or decrease for earnings attributable solely to a change in accounting principles. The HR&C Committee can set the hurdle rate at any level and may alter the hurdle rate at any time during the year if it believes that market conditions or external factors make such a change appropriate.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The HR&C Committee can, in its discretion, vary the percentage of the bonus pool to be distributed to participants, including the CEO and other NEOs. Over the past five years, the participants in the Incentive Bonus Plan received 70% to 80% of the bonus pool. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of five designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the aggregate discretionary portion, when added to the aggregate fixed portion, may not exceed the aggregate bonus pool allocated to the participants. The Company believes that, except in unusual cases, allocating bonuses based on individual performance can lead to individual behavior that does not reflect the Company’s and shareholders’ best interests. Normally therefore, the discretionary portion of the bonus pool is awarded on the same basis as the fixed portion. The salaries of the CEO, other NEOs and other Executive Vice Presidents all receive the same weighting factor, which is the highest weighting factor among the participants in the Incentive Bonus Plan. The portion of the bonus pool that is not allocated to participants forms the “discretionary pool.” High-performing non-participant employees receive bonuses from the discretionary pool.

The Company’s Incentive Bonus Plan provides recognition for successful short-term performance and contains a retention feature aligned with medium-term shareholder interests. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The only exception relates to participants who retire from the Company on good terms and as determined at the discretion of the HR&C Committee or its delegates (see Compensation Under Various Termination Scenarios, below). Other participants whose employment terminates for any reason are not eligible for unpaid annual installments. There is no change-in-control provision within the Incentive Bonus Plan.

The size of the bonus pool and the terms of the Incentive Bonus Plan are subject to change at any time at the discretion and in the judgment of the HR&C Committee. In 2007, management recommended and the HR&C Committee agreed to exercise downward discretion and reduce the bonus pool by approximately $9 million. As a result, for fiscal year 2007, the HR&C Committee approved Incentive Bonus Plan awards for the CEO and other NEOs at approximately 125% of base salary. This level was consistent with the calculations of these awards pursuant to the Incentive Bonus Plan and, in the HR&C Committee’s opinion, properly considered performance relative to past incentive awards and strong executive contribution to 2007 performance.

Factors influencing the HR&C Committee’s determination of the Incentive Bonus Plan awards included:

•	Net earnings grew by 45.8% from last year;

•	Diluted EPS grew by 43.3%;

•	Return on average shareholders’ equity during fiscal 2007 was 17.6%;

•	Net cash (total cash, less bank debt) grew by $230.5 million during the year; and

•	The Company’s stock outperformed the S&P 500 for the last five years.

Equity-based Compensation — Executives receive long-term equity awards pursuant to the terms of the 1999 Stock Incentive Plan which was approved by shareholders. The HR&C Committee administers the 1999 Stock Incentive Plan and establishes the rules for all awards including grant guidelines, vesting schedules, and other provisions. The HR&C Committee reviews these rules periodically and considers the interests of the shareholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the CEO for executive officers other than himself. The HR&C Committee affirmatively considers awards for all executive officers at a preset meeting, most recently held in June. The date is pre-established in advance of the Company’s fiscal year. As a result of the change in scheduled Board meetings (see above), the HR&C Committee will consider equity compensation in May of 2008.

The exercise price of stock option grants are set at 100% of the closing market price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award. The HR&C Committee approves non-executive employee grants in the same manner as executives at the June meeting. The HR&C Committee has delegated, pursuant to the terms of the 1999 Stock Incentive Plan, certain limited authority to its sub-committee (currently the CEO) to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practical after a new hire, promotion, or retention warrants an equity grant, the sub-committee reviews and approves the award. All awards are granted on the date the sub-committee takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date. The HR&C

Committee periodically receives a report of the sub-committee’s individual actions each year. In 2007, no awards were made on a date other than when the HR&C Committee or the sub-committee met and always at the closing market price of a share of common stock on the meeting date.

Awards generally vest within two to five years from the date of grant. Typically, the shorter vesting periods are reserved for special cases involving executives who are nearing normal retirement age. The CEO and other NEOs stock option grants vest ratably over four years. Restricted stock awarded to NEOs vests entirely five years from the date of award. No NEO has received any restricted stock awards since becoming a NEO. Change-in-control equity acceleration provisions protect executives, whose compensation is structured to encourage long term employment, only in the event a change-in-control is consummated and then only if the employee is terminated (other than for cause) within three years of the change-in-control. Certain retirement provisions provide employees with the opportunity to continue to exercise vested options for the life of the grant, but do not provide any additional vesting opportunity for unvested awards. Non-retirement termination provisions provides employees with the opportunity to exercise vested options up to 90 days from the termination date, and does not permit additional vesting. There are no special executive agreements in place relating to equity compensation.

Equity awards take the form of option grants or restricted stock grants. Because the Company believes stock options are difficult for non-executive managers to value, non-executive awardees generally receive restricted stock except where tax considerations make other forms of equity awards more efficient. These awards can be smaller, reducing the cost to the Company. Executive officers generally receive stock options. Management and the HR&C Committee believe that executive officers place higher value on stock options and that options better align executives with the Company’s and shareholder’s interests. In determining stock option awards to executive officers for 2007 the HR&C Committee considered the independent consultant’s report with regard to practices in the direct peer and general industry group, accounting impacts on earnings, the CEO’s recommendations with respect to all executive officers other than himself, the HR&C Committee’s own evaluations of the individual contribution and performance of each of the executive officers, and previous equity awards to the executive officers. Grant guidelines are established based upon executive roles and responsibilities and individual performance The HR&C Committee elected to grant stock options to the CEO and other NEO’s as shown in the accompanying compensation tables. All stock option grants to executive officers during fiscal 2007 were granted with strike prices equal to the closing market price of a share of common stock on the date of grant.

The Company has established ownership guidelines for its elected officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. During the annual review in June, the Chairman and CEO both significantly exceeded the five times-base-salary multiple and other NEOs significantly exceeded the guideline of a three times-base-salary multiple. The other executive officers generally exceeded guidelines of a two-times-base-salary multiple. Newly hired or promoted executives are on track for such holdings within three to five years as required by the Guidelines.

Employee Benefits — With the exception of its executive deferred compensation plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to all employees. During 2007, the CEO and other NEOs were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay. This is the same plan the Company offers to all full-time staff in the United States. Neither the CEO nor the other NEOs participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe. Approximately 25% of eligible employees participate in such plans. Change-in-control provisions provide for orderly purchase of stock prior to the date of the change-in-control.

Perquisites — The CEO and other NEOs are eligible to participate in the same benefits as those offered to all employees and, except for requirements unique to expatriate assignments, generally have no special executive perquisites. The Company has adopted a policy known as the balance sheet approach to determine assignment terms for employees on expatriate assignments. The terms and conditions of each assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During 2007, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee and as described more fully in the Summary Compensation Table. Mr. Hammond’s assignment conditions are standard for employees on assignment with accompanying family members. Mr. Hammond and Mr. Prosser had country club membership reimbursements which were terminated during fiscal year 2007.

Compensation Practices

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on shareholder approval of the compensation arrangement. The Company attempts to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The HR&C Committee continues to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2007 by the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Option Awards ($) (2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total
Craig L. Martin	2007	$975,000	$1,450,950	$1,219,359	$1,794	$6,750	(4)	$3,653,853
President and Chief
Executive Officer

John W. Prosser, Jr.	2007	520,000	717,267	650,325	11,760	12,150	(5)	1,911,502
Executive Vice President and Chief Financial Officer

Noel G. Watson	2007	850,000	3,326,741	1,063,031	56,296	6,750	(4)	5,302,818
Chairman of the Board

Thomas R. Hammond	2007	632,500	749,850	791,020	4,293	589,130	(6)	2,766,793
Executive Vice President - Operations

George A. Kunberger	2007	570,000	727,793	712,856	—	6,750	(4)	2,017,399
Executive Vice President - Operations

(1)	Consists of base salary paid during the year including any time off with pay.
(2)	Represents the expense recognized for financial statement reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) in fiscal 2007 in accordance with SFAS 123R for stock options granted under the 1999 Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2007 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(4)	Consists solely of Company contributions to the 401(k) Plan.
(5)	Consists of $6,750 of Company contributions to the 401(k) Plan and nine months of club membership reimbursement of $5,400 which was discontinued in July 2007.
(6)	Consists of $7,431 Company contribution to the 401(k) Plan as well as the following other amounts: $130,856—goods and services differential; $252,549—foreign housing allowance; $2,269—automobile and rail allowance; $66,570—education reimbursement; $6,068—travel and temporary living reimbursement; $5,505—nine months of club membership reimbursement which was discontinued in July 2007; and $117,882—tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.9712 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2007).

Amounts listed under the column, “Non-Equity Incentive Plan Compensation”, represent the annual incentive awards earned in 2007 as determined by the HR&C Committee at the December 6, 2007 meeting. As noted above under “Compensation Discussion and Analysis—Executive Compensation Components and Establishing Executive Compensation—Incentive Compensation,” the amount paid in 2007 to the NEOs consists of one third of the award earned in fiscal year 2007, one third of the award earned in 2006 and one third of the award earned in 2005.

2007 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2007:

	Grant Date		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Option Awards: Number of Shares of Stock or Units (# ) (2)	Exercise or Base Price of Option Awards ($ /Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name			Threshold ($)	Target ($)	Maximum ($)
Craig L. Martin	28-Jun-07		$—	$—	$—	100,000	$56.95	$1,908,620
	6-Dec-07	(4)	—	812,906	—
John W. Prosser, Jr.	28-Jun-07		—	—	—	50,000	$56.95	954,310
	6-Dec-07	(4)	—	433,550	—
Noel G. Watson	6-Dec-07	(4)	—	708,687	—
Thomas R. Hammond	28-Jun-07		—	—	—	40,000	$56.95	763,448
	6-Dec-07	(4)	—	527,347	—
George A. Kunberger	28-Jun-07		—	—	—	40,000	$56.95	763,448
	6-Dec-07	(4)	—	475,237	—

(1)	Represents the remaining amount to be paid relating to the fiscal 2007 Incentive Bonus Plan award.
(2)	Represents options granted under the 1999 Stock Incentive Plan. The exercise price reflects the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date.
(3)	Represents the fair value of options granted, determined in accordance with SFAS 123R (adjusted, however, to exclude the effects of estimated forfeitures) under the 1999 Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2007 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	This refers to the date the HR&C Committee approved the fiscal 2007 incentive payments.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2007:

Name	Option Awards
	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($) (2)	Option Expiration Date
		Exercisable	Unexercisable
		(# )	(# )
Craig L. Martin	11 Oct-00	200,000	—		$9.565	11 Oct-10
	7-Jun-01	100,000	—		16.440	7-Jun-11
	24-May-02	70,000	—		19.595	24-May-12
	26-Sep-02	200,000	—		15.755	26-Sep-12
	22-May-03	100,000	—		19.960	22-May-13
	24-Jun-04	100,000	—		23.345	24-Jun-11
	23-Jun-05	75,000	75,000		26.950	23-Jun-12
	4-Apr-06	37,500	112,500		43.555	4-Apr-13
	28-Jun-07	—	100,000		56.950	28-Jun-14
John W. Prosser, Jr.	7-Jun-01	32,000	—		16.440	7-Jun-11
	24-May-02	20,000	—		19.595	24-May-12
	22-May-03	20,000	—		19.960	22-May-13
	24-Jun-04	80,000	—		23.345	24-Jun-11
	23-Jun-05	30,000	30,000		26.950	23-Jun-12
	22-Jun-06	20,000	60,000		37.350	22-Jun-13
	28-Jun-07	—	50,000		56.950	28-Jun-14
Noel G. Watson	22-May-03	300,000	—		19.960	22-May-13
	24-Jun-04	300,000	—		23.345	24-Jun-11
	23-Jun-05	75,000	75,000		26.950	23-Jun-12
	4-Apr-06	150,000	—	450,000	43.555	4-Apr-13
Thomas R. Hammond	22-May-03	15,000	—		19.960	22-May-13
	24-Jun-04	60,000	—		23.345	24-Jun-11
	8-Feb-05	10,000	10,000		25.975	8-Feb-12
	23-Jun-05	40,000	40,000		26.950	23-Jun-12
	22-Jun-06	15,000	45,000		37.350	22-Jun-13
	28-Jun-07	—	40,000		56.950	28-Jun-14
George A. Kunberger	23-Jun-05	—	9,000		26.950	23-Jun-12
	23-Feb-06	25,000	75,000		43.495	23-Feb-13
	22-Jun-06	15,000	45,000		37.350	22-Jun-13
	28-Jun-07	—	40,000		56.950	28-Jun-14

(1)	With the exception of the options granted on June 24, 2004, all options vest or have vested at the rate of 25% per year beginning on the first anniversary of the award. The options granted on June 24, 2004 vested in equal, annual installments of one-third and are fully vested.
(2)	Outstanding equity awards consist entirely of unexercised nonqualified stock options granted under the 1999 Stock Incentive Plan. All grants were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date. The awards have a total term of either seven or ten years.

Option Exercises and Stock Vested in Fiscal 2007

The following table sets forth information with respect to options that were exercised by NEOs during fiscal 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (# )	Value Realized on Exercise ($) (1)
Craig L. Martin	40,000	$1,917,200
John W. Prosser, Jr.	148,000	5,567,120
Noel G. Watson	270,000	9,403,875
Thomas R. Hammond	335,000	10,740,850
George A. Kunberger	54,000	1,486,734

(1)	Value is based on the closing price of a share of the Company’s common stock on the exercise date, minus the cost of the option (i.e., the exercise price).

Nonqualified Deferred Compensation

Employees receiving bonuses through the Company’s Incentive Bonus Plan and/or meeting certain compensation or performance minimums may elect to participate in a nonqualified deferred compensation plan whereby a portion of salary and bonus is deferred and paid to the employee at some future date. Investment returns on deferred compensation are consistent with market returns.

The following table shows the account balances at September 30, 2007 and the contributions and earnings during fiscal 2007 for the NEOs under the Company’s three deferred compensation plans. Prior to 1995, the Company provided deferred compensation opportunities earned returns based upon a rate established at the beginning of the year using 125% of the then applicable Moody’s fixed income rate. In 1995, the Company froze this plan structure to new contributions and offered diversification opportunities to participants in funds provided by an insurance carrier for all future deferrals. The investment funds offered in these plans have returns that track market returns. In 2005, the Company froze the post 1995 plans, and in accordance with the provisions of Section 409A of the Internal Revenue Code, adopted a new deferred compensation plan that does not allow for the distribution of proceeds until six months have elapsed following termination of employment, is compliant with new regulations, and continues to offer investment funds with returns that track market returns. The Company does not provide any matching or enhanced contributions to executive deferrals. There are change-in-control features within the deferred compensation plans and an accompanying rabbi trust that transfers decision making to the trustee and a majority of the participants with respect to changes and amendments. No benefit enhancements occur upon a change-in-control.

Name	Aggregate Balance at Beginning of Fiscal year ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	$781,790	$—	$113,346	$—	$895,136
John W. Prosser, Jr.	1,822,031	168,626	202,483	—	2,193,140
Noel G. Watson	5,035,402	—	368,623	219,919	5,184,106
Thomas R. Hammond	940,898	—	81,931	136,246	886,583
George A. Kunberger	1,276,234	148,326	155,221	151,580	1,428,201

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” in the “2007 Summary Compensation Table.”

(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan; plus (ii) all earnings and losses credited on all deferrals; less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

Amounts deferred since 1995 are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change in control benefits.

Some elements of executive compensation are affected either by an approved retirement or by a change-in-control. Pursuant to the 1999 Stock Incentive Plan, if employment terminates upon, or within 36 months following, a change-in-control all options are immediately vested. Upon retirement from the Company and approval by the HR&C Committee, all outstanding compensation under the Company’s Incentive Bonus Plan is payable.

The following table provides information on the amount of unpaid incentive compensation that would be paid at retirement as of December 31, 2007 and the amount that would be earned related to unvested “in-the-money” stock options as of September 30, 2007 in the event of termination after a change-in-control. The amount of unvested in-the money stock options is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 28, 2007 of $75.58 less the exercise price of the unvested stock options.

Name	Non- Equity Incentive Plan Compen- sation ($)	Unvested In-the-Money Stock Options as of 2007 Fiscal Year End ($)	Total ($)
Craig L. Martin	1,132,125	9,113,063	10,245,188
John W. Prosser, Jr.	611,661	4,684,200	5,295,861
Noel G. Watson	1,064,151	18,058,500	19,122,651
Thomas R. Hammond	747,799	4,906,800	5,654,599
George A. Kunberger	627,805	5,309,595	5,937,400

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers, directors and certain shareholders, set forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock; (ii) each director and nominee for director; (iii) each NEO and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class (1)
FMR LLC (formerly known as FMR Corp.) 82 Devonshire Street Boston, Massachusetts 02109	16,543,751	(2)	13.66%
Transamerica Investment Management, LLC 11111 Santa Monica Blvd., Suite 820 Los Angeles, California 90025	8,699,354	(3)	7.18%
Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf London, England	7,334,990	(4)	6.05%

(1)	Calculated based on 121,145,808 shares of common stock outstanding as of December 14, 2007.
(2)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2007. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—274,865 shares; shared voting authority—zero shares; no voting authority—16,268,886 shares.
(3)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2007. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—8,374,999 shares; shared voting authority—40,606 shares; no voting authority—283,749 shares.
(4)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2007. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—6,403,118 shares; shared voting authority—zero shares; no voting authority—931,872 shares.

Security Ownership of Directors, Nominees, and Management:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Number of Shares of Common Stock Relating to Unexercised Stock Options (2)	Total	Percent of Class (3)
Non-Management Directors:
Joseph R. Bronson	12,340		5,000	17,340	—
Robert C. Davidson	12,000		23,500	35,500	—
Edward V. Fritzky	6,000		9,750	15,750	—
Robert B. Gwyn	24,040		31,500	55,540	—
John P. Jumper	—		—	—	—
Dale R. Laurance	50,000		7,500	57,500	—
Linda Fayne Levinson	14,000		27,500	41,500	—
Benjamin F. Montoya	14,000		7,500	21,500	—
Thomas M. T. Niles	9,000		15,500	24,500	—

Named Executive Officers:
Craig L. Martin	174,088		880,417	1,054,505	0.87%
John W. Prosser, Jr	256,710		202,000	458,710	0.38%
Noel G. Watson	1,301,759		824,274	2,126,033	1.75%
Thomas R. Hammond	239,646		5,000	244,646	0.20%
George A. Kunberger	78,068		—	78,068	—

All directors and executive officers as a group	3,421,178	(1)	3,260,454	6,681,632	5.52%

(1)	Ownership is direct except for 734 shares of common stock owned by an executive officer (who is not a Named Executive Officer).
(2)	Includes only those unexercised options that are, or will become, exercisable within 60 days of date of this Proxy Statement.
(3)	Calculated based on 121,145,808 shares of common stock outstanding as of December 14, 2007. Unless indicated otherwise, the percentage ownership is less than 0.1% of the number of shares of common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2007.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, “Item 10—Directors and Executive Officers of the Registrant” in the Company’s Form 10-K.

SHAREHOLDERS’ PROPOSALS

Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders’ meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent’s ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

Proposals other than nominations of persons for election to the Board of Directors for consideration at the 2009 annual meeting of shareholders must be submitted to the Company no later than November 6, 2008. However, in order to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 17, 2008. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement. The 2009 annual meeting of shareholders is scheduled to be held on Thursday, January 22, 2009.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations. Requests may also be made by calling (626) 578—3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s Annual Financial Statements and Review of Operations for fiscal 2007 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. A copy of the 2007 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2007 Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 14, 2007. The Company will also furnish copies of any exhibits to the 2007 Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

William C. Markley, III

Senior Vice President

General Counsel and Secretary

Pasadena, California

December 19, 2007

Annex A

The Jacobs Engineering Group Inc. Board of Directors

Guidelines for Determining the Independence of Its Members

December 2, 2004

It is expected the Board members (in that role) will exercise diligently and in good faith their independent judgment in the best interests of the Company and its shareholders as a whole, notwithstanding their other activities or affiliations.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

In making such determination the Board shall broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition, a director will be determined by the Board to not be independent if:

(i) The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(vi) The director is an executive officer of any tax exempt organization that has received in any of the last three fiscal years, contributions from the Company in any single fiscal year which exceeds the greater of $1 million, or 2% of such tax exempt organization’s consolidated annual gross revenues.

A-1

As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. “The Company” means Jacobs Engineering Group Inc. and all of its subsidiaries.

A-2

![JE] **JACOBS**

1111 S. ARROYO PARKWAY
PASADENA, CA 91105

There are three ways to vote your Proxy

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 23, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 23, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jacobs Engineering Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 U.S.A.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JACOB1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

JACOBS ENGINEERING GROUP INC.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of directors: **Nominees:** 01 John P. Jumper; 02 Linda Fayne Levinson; 03 Craig L. Martin	☐	☐	☐	______________________

Vote on Proposal

	For	Against	Abstain
2. To approve Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND PROPOSAL.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 24, 2008

12:00 PM

1111 South Arroyo Parkway

Pasadena, California 91105

U.S.A.

JACOBS

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 24, 2008.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted for the persons nominated as directors by the Board of Directors and "FOR" Item 2.

By signing the proxy, you revoke all prior proxies and appoint Noel G. Watson, Craig L. Martin and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions.